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                                                                   EXHIBIT 10(o)

                                   AGREEMENT


                 AGREEMENT, made as of the 9th day of August, 1996, by and between Sensormatic Electronics Corporation, a Delaware corporation with offices at 951 Yamato Road, Boca Raton, Florida 33431 (hereinafter referred to as the "Corporation"), and Ronald G. Assaf, residing at 21095 Hamlin Drive, Boca Raton, Florida 33433 (hereinafter referred to as "Assaf").

                              W I T N E S S E T H:

                 WHEREAS, Assaf has served the Corporation for many years as an officer and director, primarily and currently as its Chairman of the Board and Chief Executive Officer, and during such years of service has developed substantial knowledge of the Corporation's business operations and strategies; and

                 WHEREAS, Assaf has tendered his resignation as Chief Executive Officer and as an employee of the Corporation, effective August 12, 1996; and

                 WHEREAS, the Corporation wishes to assure itself of ready access to Assaf's knowledge of the Corporation's business, including his technical know-how, after such resignation, and to have the benefit of his agreement not to compete with the Corporation during the term of this Agreement;

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                 1.       Retention and Term

                 Subject to the terms and conditions hereof, the Corporation hereby agrees to retain Assaf, and Assaf hereby agrees to be retained by the Corporation, to act as a consultant for the Corporation, for a term commencing on August 12, 1996 (the "Effective Date") and ending on the fifth anniversary of such date, or such earlier date as this Agreement may be terminated pursuant to Section 4(a) hereof (the "Term").

                 2.       Duties

                 During the Term, Assaf agrees to make himself available at the executive offices of the Corporation in Palm Beach County, Florida to advise and consult with, and assist, the Corporation with respect to matters specified by the Chief Executive Officer or Board of Directors of the Corporation and appropriate for a former Chief Executive Officer. Assaf shall perform such services at such times as (i) are reasonably requested by the Chief Executive
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Officer or Board of Directors of the Corporation, (ii) are reasonably acceptable to Assaf and (iii) are consistent with Assaf's duties and obligations in the course of his then occupation or employment or other business activities, if any. If requested by the Board of Directors of the Corporation, Assaf shall also serve as a director and as a member of one or more committees of the Board of Directors, as Chairman of the Corporation's Board of Directors or chairman of any such committee, and in such other positions as may reasonably be requested by the Board of Directors of the Corporation.

                 3.       Compensation

                 (a) As compensation for the services to be rendered by Assaf hereunder during the Term, including services as a director and Chairman of the Board and Assaf's other obligations under this Agreement, the Corporation shall pay to Assaf during the Term $455,000 per annum, payable in monthly installments, and shall furnish the additional consideration contemplated by this Agreement.

                 (b) During the Term, Assaf shall continue to receive, at the Corporation's expense, medical and dental coverage equivalent to that currently afforded him, including the benefits currently provided under the Corporation's Executive Medical Plan. During the Term, Assaf shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his services for the Corporation.

                 (c) With respect to the period following the Effective Date, no further contributions shall be made by the Corporation (on behalf of Assaf) or Assaf to the Corporation's SensorSave Plan, Employee Stock Ownership Plan ("ESOP"), or any other savings or pension plans, and Assaf shall not be entitled to make further payments (by payroll deductions or otherwise) toward the purchase of the Corporation's Common Stock under the Corporation's Employee Stock Purchase Plan, but Assaf shall have such rights with respect to his participation and accounts in the Corporation's SensorSave Plan and ESOP, regarding retention, distribution, rollover and otherwise, as are provided under the terms of such plans, together with such rights to the Corporation's common stock purchased for his account and any cash refunds to which he may be entitled under the Employee Stock Purchase Plan.

                 (d) As of the date of this Agreement, Assaf holds (i) fully vested, non-qualified options to purchase 59,500 shares of the Corporation's Common Stock at an exercise price of $17.25 per share, granted February 25, 1992, (ii) fully vested, non-qualified options to purchase 1,075,000 shares of the Corporation's Common Stock, at an exercise price of $16.833 per share, granted August 6, 1992, (iii) non-qualified options to purchase 75,000 shares of the Corporation's Common Stock at an exercise price of $31.625 per share, granted April 18, 1994, which are scheduled to vest on April 18, 1999 (or earlier, if the market price of the Common Stock appreciates above $42.70 per share), (iv) non-qualified options to purchase 75,000 shares of the Corporation's Common Stock at an exercise price of $31.1875 per share, granted December 3, 1994 under the Corporation's Success Sharing Plan, which are scheduled to vest on November 3, 2004 (or earlier, if the conditions for early vesting set forth in such Success Sharing




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Plan are met), (v) non-qualified options to purchase 75,000 shares of the
Corporation's Common Stock at an exercise price of $28.50 per share, granted February 3, 1995, which are scheduled to vest on February 3, 2000 (or earlier, if such market price appreciates above $38.48 per share), (vi) non-qualified options to purchase 100,00 shares of the Corporation's Common Stock at an exercise price of $18.1875, granted February 2, 1996 and vesting as to one-third of the shares covered hereby on each of the first, second and third anniversary of the date of grant, and (vii) 23,300 shares of Restricted Stock issued December 3, 1994 under the Corporation's Success Sharing Plan, which are scheduled to vest on December 3, 2009 (or earlier, if the conditions for early vesting of such shares under such Success Sharing Plan are met).

                 Notwithstanding the termination of Assaf's employment, the options referred to in clauses (i) through (vi) above shall not terminate and the shares of Restricted Stock referred to in clause (vii) shall not be forfeited. Rather, such options shall continue in full force and effect for the full terms of such options and in accordance with the respective terms and conditions thereof (including those with respect to vesting), and Assaf shall retain such shares of Restricted Stock subject to the vesting and other conditions of the Restricted Stock Agreement relating thereto, as if Assaf remained employed by the Corporation throughout the respective terms of such options and the vesting period of such Restricted Stock; provided, however, that if this Agreement is terminated pursuant to Section 4(a)(ii) hereof for breach of Section 7 hereof, any of such options which are outstanding at the effective date of termination shall thereupon automatically terminate, and any then unvested shares of Restricted Stock shall thereupon automatically be forfeited, without any further action by the Corporation.

                 (e) The final due date of Assaf's loans under the Corporation's Stock Purchase Loan Plan, in the aggregate principal amount of $1,364,250, shall be extended to August 12, 2001, subject upon the sale of any option shares to repayment of the loan which was incurred with respect to such option shares, in accordance with the terms of such Plan.

                 (f) Assaf shall continue to have use of the Mercedes automobile that the Corporation currently owns and provides to him for his use. The Corporation shall be responsible for maintaining required insurance on such automobile and the repair and maintenance thereof. Assaf shall have the right to purchase such vehicle at any time through the end of the Term for an amount equal to its book value, as carried on the books of the Corporation at the time of purchase.

                 (g) Assaf shall have the right to purchase, and the Corporation shall assign to Assaf, any insurance policies maintained by the Corporation on the life of Assaf then in effect (other than the policy or policies maintained by the Corporation to fund the Corporation's obligations under the Corporation's Salary Continuation Plan), for a price equal to the net cash surrender value thereof.

                 (h) For the duration of any period during the Term in which he is unable fully to perform his duties because of physical or mental disability or incapacity, Assaf (or his personal representative) shall be entitled to receive from the Corporation, in addition to any other benefits to which he is entitled under Section 3 hereof, an amount equal to the amount payable to





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him for such period pursuant to Section 3(a) hereof, less the aggregate amount of all income disability benefits which for such period he may receive or to which he may be entitled by reason of (i) any group health insurance plan which is intended to function as a salary replacement plan, (ii) any applicable compulsory state disability law, (iii) the Federal Social Security Act, (iv) any applicable workmen's compensation law or similar law and (v) any plan towards which the Corporation or any parent, subsidiary or affiliate of the Corporation has contributed or for which it has made payroll deductions, such as group accident or health policies, other than pension or retirement plans or those which reimburse for actual medical expenses. In the event of Assaf's death during the Term, the remaining obligations of the Corporation under
Section 3 hereof shall be payable to and/or inure to the benefit of his beneficiaries, as specifically designated by Assaf in writing to the Corporation, or if no such beneficiaries are designated, to his heirs or estate.

                 (i) In the event that (i) the Corporation defaults in making any payment contemplated by Section 3(a) hereof or affording any benefit contemplated by Sections 3(b) through 3(h) hereof, which default remains uncured for 30 days following notice thereof from Assaf to the Corporation, or
(ii) a Change in Control of the Corporation occurs, as such term is defined in the Change in Control Agreement referred to in Section 8 hereof, all of the remaining amounts payable under Section 3(a) hereof shall become immediately due and payable. Such amounts shall be discounted to present value using an interest rate equal to the rate published by the Pension Benefit Guaranty Corporation for the purpose of discounting pension benefits to present value, as in effect as of the date such amounts become due and payable hereunder, but in no event greater than ten percent (10%) per annum. In the event that and for so long as the Corporation is in default in any payments or benefits due under this Section 3, Assaf shall not be bound by the provisions of Section 7 hereof.

                 4.       Termination for Certain Causes

                 (a) This Agreement may be terminated by the Corporation, by written notice to Assaf, in the event of (i) Assaf's unreasonable refusal to perform any material consulting services contemplated by Section 2 hereof and reasonably requested by the Corporation in writing, which unreasonable refusal continues for 30 days after receipt by Assaf of notice from the Board of Directors of the Corporation specifying the services unperformed to date, the materiality thereof and the basis of the Board of Directors' view that Assaf's refusal to perform the same is unreasonable, (ii) Assaf's violation of the non-competition covenant set forth in Section 7 hereof of this Agreement which violation remains uncured 30 days after receipt by Assaf of written notice from the Corporation specifying such violation, (iii) the conviction of Assaf for a felony under federal or state law relating to the assets, business or affairs of the Corporation and for Assaf's personal benefit (but not including any such conviction arising out of or relating to actions or omissions believed in good faith by Assaf to be in or not opposed to the best interests of the Corporation), or (iv) fraud against the Corporation or misappropriation of the Corporation's assets, in each case for Assaf's personal benefit. Any determination under this Section 4(a) or as to whether Assaf is in violation of this Agreement for purposes of this Section 4(a) or otherwise shall be made by the Board of Directors of the Corporation, and Assaf shall be entitled to a hearing before the Board of Directors before any final determination is made,





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provided, that following a Change in Control, any such hearing shall be conducted solely by, and any such determination shall be made solely by a majority of, the Previous Members of the Board of Directors (as such term is defined in the Change in Control Agreement) who are then in office with the Corporation or its corporate successor.

                 (b) The Corporation shall have no further obligations under Sections 3(a), 3(b), 3(f), 3(h) or 3(i) hereof with respect to any periods following the effective date of termination of this Agreement pursuant to Section 4(a) hereof. Termination of this Agreement shall not alter or impair any obligations of the Corporation to Assaf accrued under this Agreement prior to the date of termination, nor shall any amounts paid prior to the date of termination be subject to any reduction or offset by reason thereof.

                 5.       Disclosure and Assignment of Discoveries

                 Assaf shall (without any additional compensation) promptly disclose in writing to the Board of Directors of the Corporation all ideas, formulae, programs, systems, devices, processes, discoveries and inventions (hereinafter referred to collectively as "discoveries") whether or not patentable, which Assaf, while retained by the Corporation, conceives, makes, develops or reduces to practice, whether alone or with others and whether during or outside usual working hours, and which are directly related to electronic article surveillance products and systems or other aspects of the Corporation's business as to which Assaf has performed consulting services under this Agreement and are used or usable by the Corporation in such aspects of its business; and Assaf hereby transfers and assigns to the Corporation all right, title and interest in and to said discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Corporation, Assaf shall (without any additional compensation), from time to time during or after the expiration or termination of the Term, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Corporation to protect and/or enforce its rights in respect of said discoveries. All expenses of filing or prosecuting any patent applications shall be borne by the Corporation, but Assaf shall cooperate in filing and/or prosecuting any such applications.

                 6.       Confidentiality

                 Assaf agrees that all patent rights, inventions, technical information and know-how and trade secrets relating to the Corporation's electronic article surveillance systems and any other products marketed by the Corporation, any information relating thereto, and any other information relating to the business or interests of the Corporation which he knows or should know is regarded as confidential and valuable by the Corporation (whether or not any of the foregoing information is actually novel or unique or is actually known to others), and which is made available to Assaf by the Corporation or acquired by Assaf from the Corporation, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than Assaf, will be held in confidence and will not be divulged (or caused or permitted to be divulged) by Assaf, without the prior written consent of the Corporation, to any person or entity, except to responsible officers and employees





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of the Corporation and other responsible persons who are in a contractual or fiduciary relationship with the Corporation or who have a need for such information for purposes in the interest of the Corporation, and except pursuant to legal process or as otherwise required by law or any statute, rule or regulation (provided that in such instance Assaf shall advise the Corporation of such prospective disclosure in order to permit the Corporation to take appropriate actions to object to such disclosure if it so desires). Assaf further agrees that his obligations under Section 5 hereof and his obligations of secrecy and confidentiality under this Section 6 shall survive any termination of this Agreement unless specifically waived in writing by the Corporation and, in the event of any such termination, Assaf shall never use or market, nor disclose to others nor assist others in using or marketing, any of the information or property rights of the Corporation referred to in Section 5 hereof or in this Section 6, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than Assaf.

                 7.       Non-Competition

                 Assaf shall not, directly or indirectly, anywhere in the United States or elsewhere in the world,

                 (a) engage in the business of manufacturing, leasing, selling, maintaining, or servicing, anywhere in the world, anti-shoplifting, theft detection, inventory control, or surveillance devices which are similar to or purport to accomplish results similar to the Corporation's electronic article surveillance systems and other products marketed by the Corporation, or

                 (b) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or other investor in, any person which is so engaged;

during the Term and for a period of two (2) years from and after the date of termination of this Agreement or for such lesser area or lesser period as may be determined by a court of law or equity to be a reasonable limitation on the competitive activity of Assaf, it being understood and agreed by the parties hereto that this provision is reasonably necessary to protect the patent rights, inventions, technical information and know-how, trademarks and the good will and reputation of the Corporation. For the purpose of Sections 5 and 6 hereof and of this Section 7, the term "Corporation" shall include any and all affiliates of the Corporation in existence from time to time. Notwithstanding anything to the contrary contained in this Section 7, the provisions hereof shall not prevent Assaf from purchasing or owning up to five percent (5%) of the voting securities of any corporation or serving as a director of any major corporation which is not primarily engaged in the business referred to in clause (a) above.





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                 8.       Amendment of Certain Agreements

                 (a) Effective as of the Effective Date, the Agreement dated as of December 23, 1988 between Assaf and the Corporation (the "Change in Control Agreement"), shall be amended as follows:

                           (i) Subject to the amendments contemplated by this Section 8, the Change in Control Agreement shall remain in effect throughout the Term, and, accordingly, the provisions of Sections 1(b) and 1(c) thereof shall be without further force or effect.

                          (ii) In the event of a Change in Control, Assaf shall be entitled to the benefits provided under Sections 6 (provided, that for purposes of Section 6(e) thereof, Assaf's Special Bonus Base shall be equal to four times his annual compensation under Section 3(a) of this Agreement), 7(a) and 8 of the Change in Control Agreement. For purposes of such Sections and of Section 9 of the Change in Control Agreement, "termination of Executive's employment" shall mean termination of this Agreement in accordance with its terms, and termination "for cause" shall mean termination of this Agreement pursuant to Section 4(a) of this Agreement, in lieu of the provisions of paragraphs (a) and (b) of such Section 9 relating to termination for cause.

                         (iii) Because the obligations of Assaf and the Corporation under this Agreement will continue throughout the Term, irrespective of whether a Change in Control occurs (except that the obligations of the Corporation under Section 3(a) hereof shall accelerate as provided in Section 3(i) hereof), Assaf shall not be entitled to any benefits under Sections 2, 3, 7(b), 7(c) of the Change in Control Agreement, and Assaf shall not be subject to the provisions of Sections 4, 7(d) or 7(e) of the Change in Control Agreement, all of which provisions shall be without further force or effect.

The Change in Control Agreement may be amended by mutual agreement of Assaf and the Corporation, and any such amendments shall be given effect for all purposes of this Agreement.

                 (b) Effective as of the Effective Date, the Employment Agreement dated September 24, 1993 between Assaf and the Corporation shall be terminated and without further force or effect, provided that all obligations accrued through the Effective Date under such Agreement and under all compensation plans and arrangements of the Corporation shall survive such termination.

                 9.       Indemnification.

                 The Corporation agrees, as a separate contractual obligation, to indemnify Assaf in the manner and to the extent provided with respect to an Indemnitee under Article IX of the Corporation's By-Laws, the terms and conditions of which are incorporated by reference herein.





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                 10.      Injunctive Relief.

                 Because the Corporation would not have an adequate remedy at law to protect its business from Assaf's competition or to protect its interest in its trade secrets, privileged, proprietary or confidential information and similar commercial assets, the Corporation shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in the event of a breach of the provisions of Sections 5, 6 or 7 hereof, be available to the Corporation.

                 11.      Assignability.

                 Except insofar as this provision may be contrary to applicable law, and except as provided for herein, neither this Agreement nor any benefits under or interests in this Agreement shall be assignable or transferable or be subject to attachment, execution or similar process, and no assignment, pledge, collateralization, attachment, execution or other encumbrance or disposition of or on this Agreement or any benefits under or interests in this Agreement shall be valid or recognized by the Corporation. Upon the sale of all or substantially all of the assets, business and goodwill of the Corporation to another corporation or other entity, or upon the merger or consolidation of the Corporation with another corporation or other entity, this Agreement shall inure to the benefit of, and be binding upon, both Assaf and the corporation or other entity purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other corporation or other entity were the Corporation.

                 12.      Governing Law

                 This Agreement is made and executed and shall be governed by the laws of the State of Florida, without giving effect to choice of law principles.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


SENSORMATIC ELECTRONICS
 CORPORATION


By: /s/ Robert A. Vanourek                          /s/  Ronald G. Assaf
    ------------------------------                  ---------------------------
Print Name: Robert A. Vanourek                      RONALD G. ASSAF
           -----------------------
Title:      President, COO
      ----------------------------





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